Exhibit 10.1

July 15, 2006

CONTRACT FOR MANAGEMENT SERVICES

Between L.M.S Livorno Management Services Ltd. an Israeli corporation
(the “Company”),
and

B&D Food Corp., a Delaware corporation
(“B&D”)

Since	B & D desires to hire management services from the Company,

And	The Company agrees to provide B&D these management services,

And	Mr. Yaron Arbell and Mr. Yossi Haras were nominated as CEO and CFO of B&D on January 2006,

And	Mr. Daniel Ollech and Mr. Jacques Ollech serve as the President and Vice President of B&D as from January 2006,

And
Mr. Yaron Arbell and Mr. Yossi Haras are Israeli citizens and Mr. Daniel Ollech and Mr. Jacques Ollech are considered as Israeli residents for tax purposes in Israel for the year 2006, and all of them are employees of the Company (the “Employees”) since its foundation,

And	The Company has agreed that the Employees will continue to serve in the positions they hold in B&D,

The parties hereby agree to the following:

1. Scope of Services

The Company will provide B&D with management services, rendered by the Employees in their positions in B&D.

2.	Fees

In consideration to the management services provided by the Company in 2006, B&D agrees to:

a.	Pay $650,000 to the Company.

b.
In case B&D will make a major acquisition - Issue 250,000 equal shares of B&D to each of its mentioned employees at the 31 of December of each year (Major Acquisition - an act whereas B&D acquires a company producing no less then 5 mm $ in EBIT in the previous year).

c.
Pay annual bonuses to each and every of its mentioned employees in the amount of 2.5% of the total yearly EBIT (EBIT - earnings before interest and taxes and is calculated as net income plus interest expense plus tax expense).

It is hereby clarified that the above amount is to be paid for management services for the period from January to December of 2006. Any prior payments that were made by B&D directly to the employees (except those that are proven to be an expenses reimbursement) in the past will be considered as payments for this agreement and will be deducted from the above amount.

3.	Termination

In the event B&D wishes to terminate one or all of the employees’ employment, B&D will be responsible to pay all the fees detailed in article 7 to the employment agreement on which the employees, the Company and B&D signed.

L.M.S Livorno Management Services Ltd.	B&D Food Corp.